Exhibit 99.(k)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to the Registration Statement No. 2-88912 on Form N-1A of our report dated November 28, 2006, January 29, 2007 as to the effects of the restatement discussed in Note 13 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 13), relating to the financial statements and financial highlights of Lord Abbett Municipal Income Fund, Inc., including Lord Abbett National Tax-Free Income Fund, Lord Abbett California Tax-Free Income Fund, Lord Abbett Connecticut Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund, and Lord Abbett Washington Tax-Free Income Fund appearing in the Annual Report on Form N-CSR/A of Lord Abbett Municipal Income Fund, Inc. for the year ended September 30, 2006, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

September 10, 2007